As filed with the Securities and Exchange Commission on June 24, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________

EMERITUS CORPORATION
(Exact name of Registrant as specified in its charter)

Washington	91-1605464
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3131 Elliott Avenue, Suite 500
Seattle, Washington 98121
(Address of principal executive offices, including zip code)

EMERITUS CORPORATION AMENDED AND RESTATED STOCK

OPTION PLAN FOR NON EMPLOYEE DIRECTORS

(Full title of the plans)

RAYMOND R. BRANDSTROM
Vice President of Finance and Chief Financial Officer
Emeritus Corporation
3131 Elliott Avenue, Suite 500
Seattle, Washington 98121
(206) 298-2909
(Name, address and telephone number, including area code, of agent for service)
______________________

Copy to:

MICHAEL E. STANSBURY
Perkins Coie LLP
1201 Third Avenue, 40th Floor
Seattle, Washington 98101-3099

(206) 359-8000

CALCULATION OF REGISTRATION FEE
Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $.0001, under the Emeritus Corporation Amended and Restated Stock Option Plan for Non Employee Directors	200,000	$ 13.18	$ 2,636,000	$ 310.26

(1)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant's outstanding Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"). The Proposed Maximum Offering Price Per Share is estimated to be $13.18 based on the average of the high ($13.25) and low ($13.10) sales prices for the Registrant's Common Stock on June 21, 2005 as reported by the American Stock Exchange.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Registration Statement:

(a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 31, 2005, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 13, 2005;

(c) The Registrant's Current Reports on Form 8-K, filed on February 25, 2005, March 9, 2005 (except with respect to Item 7.01 and Exhibit 99.1), and June 17, 2005; and

(d) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A, filed on October 17, 1995 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing.

Item 4.	DESCRIPTION OF SECURITIES

Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act set forth certain mandatory and permissive provisions that a Washington corporation may utilize in indemnifying and/or advancing expenses to its directors, officers, employees and agents. Section 23B.08.560 of the Washington Business Corporation Act also authorizes a corporation to adopt its own provisions governing indemnification and advancement of expenses. Such provisions must be contained in the corporation's articles of incorporation, a bylaw adopted or ratified by shareholders or a resolution adopted or ratified by shareholders. In no case, however, may such provisions authorize indemnification or advancement of expenses to any director, officer, employee or agent for (a) acts or omissions finally adjudged to be intentional misconduct or a knowing violation of law, (b) conduct finally adjudged to be in violation of Section 23B.08.310 of the Washington Business Corporation Act (regarding unlawful distributions) or (c) any transaction with respect to which it was finally adjudged that such person personally received a benefit in money, property or services to which such person was not entitled. Section 10 of the Registrant's Amended and Restated Bylaws provides for indemnification of the Registrant's directors, officers, employees and agents to the extent permitted by Washington law.

Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving (a) intentional misconduct or knowing violation of law, (b) conduct violating Section 23B.08.310 of the Washington Business Corporation Act (regarding unlawful distributions) or (c) any transaction with respect to which such director personally received a benefit in money, property or services to which such director was not legally entitled. Article 8 of the Registrant's Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Registrant and its shareholders.

The Registrant maintains an insurance policy, insuring its officers and directors against losses and liabilities (with certain exceptions and certain limitations) arising from certain alleged wrongful acts, including alleged errors or misstatements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty. The Registrant also has entered into indemnification agreements with certain of its officers and directors.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.	EXHIBITS

Exhibit Number	Description
5.1	Opinion of Perkins Coie llp regarding legality of the Common Stock being registered
23.1	Consent of KPMG LLP, independent registered public accounting firm
23.2	Consent of Perkins Coie llp (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1

Emeritus Corporation Amended and Restated Stock Option Plan for Non Employee Directors (incorporated by reference to Appendix A of the definitive proxy statement on Schedule 14A filed by the Registrant on May 2, 2005)

Item 9.  UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 24th day of June, 2005.

EMERITUS CORPORATION

/s/ Raymond R. Brandstrom
By:	Raymond R. Brandstrom
Vice President of Finance and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Daniel R. Baty and Raymond R. Brandstrom, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments with the Securities and Exchange Commission or any regulatory authority.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 24th day of June, 2005.

Signature	Title
/s/ Daniel R. Baty Daniel R. Baty	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)
/s/ Raymond R. Brandstrom Raymond R. Brandstrom	Vice President of Finance, Chief Financial Officer, Secretary and Director (Principal Financial and Accounting Officer)
/s/ Stanley L. Baty Stanley L. Baty	Director
/s/ Bruce L. Busby Bruce L. Busby	Director
Patrick Carter	Director
/s/ Charles P. Durkin Charles P. Durkin	Director
/s/ David W. Niemiec David W. Niemiec	Director
/s/ T. Michael Young T. Michael Young	Director

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Perkins Coie llp regarding legality of the Common Stock being registered
23.1	Consent of KPMG LLP, independent registered public accounting firm
23.2	Consent of Perkins Coie llp (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1

Emeritus Corporation Amended and Restated Stock Option Plan for Non Employee Directors (incorporated by reference to Appendix A of the definitive proxy statement on Schedule 14A filed by the Registrant on May 2, 2005)

EXHIBIT 5.1

Perkins Coie LLP

1201 Third Avenue, Suite 4800
Seattle, WA 98101-3099
Phone: 206 359-8000
Fax: 206 359-9000
www.perkinscoie.com

June 24, 2005

Emeritus Corporation

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121

Re: Registration Statement on Form S-8 of Shares of Common Stock,

$0.0001 par value per share, of Emeritus Corporation

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to up to 200,000 shares of common stock, $0.0001 par value per share (the "Shares"), that may be issued pursuant to the Emeritus Corporation Amended and Restated Stock Option Plan for Non Employee Directors (the "Plan").

We have examined the Registration Statement and such documents and records of Emeritus Corporation as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the Plan have been duly authorized and that, upon the due execution by Emeritus Corporation of any certificates representing the Shares, the registration by its registrar of such Shares and the sale thereof by Emeritus Corporation in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, such Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Perkins Coie LLP

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Emeritus Corporation:

We consent to the incorporation by reference in the registration statement on Forms S-8 of Emeritus Corporation of our reports dated March 29, 2005, with respect to the consolidated balance sheets of Emeritus Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ deficit and comprehensive operations, and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, which reports appear in the December 31, 2004 annual report on Form 10-K of Emeritus Corporation.

/s/ KPMG LLP

Seattle, Washington

June 22, 2005